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                                                                    EXHIBIT 99.2


                        NEWBRIDGE NETWORKS AND STANFORD
                        TELECOM RENEGOTIATE ACQUISITION

KANATA, Ontario & SUNNYVALE, Calif.--(BUSINESS WIRE)--Nov. 10, 1999--

 Acquisition Secures Access to High Speed TDMA Technology For Newbridge(R) LMDS
   and MMDS Solutions; Strengthens Leadership in Explosive Broadband Wireless
                                     Market

Newbridge Networks (TSE:NNC.; NYSE:NN) today announced it has renegotiated the definitive agreement to acquire Sunnyvale, California-based Stanford Telecom (Nasdaq: STII), a leading supplier of key broadband wireless technology and products.

The boards of directors of Newbridge Networks and Stanford Telecommunications approved the renegotiated agreement and plan of merger today, by which Newbridge will purchase all of the outstanding common stock of Stanford Telecom. Under the agreement, Newbridge will pay Stanford Telecom stockholders US$34.22 for each common stock of Stanford Telecom. Newbridge will be withdrawing its registration statement and not issuing any additional shares. Newbridge will pay for the acquisition from its existing cash balance.

The special meeting of Stanford Telecom shareholders scheduled for November 15, 1999 will be rescheduled for the second week of December 1999. The exact date will be announced once the proxy statement is cleared by regulatory authorities.

"Our acquisition of Stanford Telecom helps Newbridge to immediately address the massive global market opportunity for broadband wireless," said Pearse Flynn, president and chief operating officer, Newbridge Networks. "Newbridge and Stanford have enjoyed a close relationship for the past two years. Stanford Telecom's industry leading high speed TDMA technology is now integrated into the comprehensive Newbridge broadband wireless solutions. This technology contributes significantly to differentiating our solutions from the competition and reinforces our lead in the broadband wireless market."

After proceeds from the divestiture of unrelated businesses, the acquisition is expected to have a net cost to Newbridge of approximately US$240 million. The parties expect the transaction to close in December 1999, following the approval of Stanford Telecom shareholders. The transaction will be accounted for under the purchase method of accounting.

Newbridge retains the Wireless Broadband Products (WBP) and Satellite Personal Communications (SPC) groups of Stanford Telecom. The Newbridge wireless development team in Sunnyvale becomes part of a center of excellence for broadband wireless technologies, including the development of multiple access wireless modems, highly integrated subscriber units and custom ASICs.
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Stanford Telecom designs, manufactures and markets advanced digital communications products and systems to establish or enhance communications via terrestrial wireless, satellites and cable. Stanford Telecom's technical strengths include: system design, communication waveforms, modulation and demodulation techniques, ASIC design, radio frequency (RF) antennas and converters, software and firmware, asynchronous transfer mode design and advanced manufacturing techniques and processes. Stanford Telecom was founded in 1973 and maintains headquarters in Sunnyvale, California. News and information are available at www.stelhq.com.

Newbridge Networks designs, manufactures, markets and services wide area networking solutions for Internet service providers; local, long-distance, and wireless communications companies; cable television carriers; and enterprise customers in more than 100 countries. The Company leverages its relationship with a growing family of Newbridge Affiliate companies and strategic alliances with numerous other networking companies to deliver complete, end-to-end solutions. Newbridge customers include the world's 350 largest telecommunications service providers and more than 10,000 corporations, government organizations and other institutions. Founded in 1986, the Company employs more than 6,000 people on six continents. News and information are available at www.newbridge.com.

Newbridge and logo are registered trademarks of Newbridge Networks Corporation.

Stanford Telecom and Stanford Wireless Broadband are registered trademarks of Stanford Telecommunications Inc.

Contact:

       Newbridge Networks Corporation
       Christopher Fox, 613/ 591-3600
       E-mail: cfox@newbridge.com
       Website: www.newbridge.com

       or

       Newbridge Networks Corporation
       John Lawlor, 613/ 591-3600
       E-mail: jlawlor@newbridge.com

       or

       Stanford Telecom
       Gary S. Wolf, 408/ 745-2403
       E-mail: gary.wolf@stelhq.com